Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our report dated November 25, 2008, except for the financial highlights of Security Equity Fund - Alpha Opportunity Series, as to which the date is January 26, 2009, with respect to the financial statements and financial highlights of Security Equity Fund in Post-Effective Amendment No. 111 to the Registration Statement (Form N-1A) filed with the Securities and Exchange Commission under the Securities Act of 1933 (Registration No. 2-19458) and under the Investment Company Act of 1940 (Registration No. 811-01136).

                                                      /s/ Ernst & Young LLP

Kansas City, Missouri
January 26, 2009